EXHIBIT 99.1


FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
                                          David Brunton, Chief Financial Officer
                                          SBE, Inc.
                                          (925) 355-7700
                                          davidb@sbei.com


                  SBE, INC. ANNOUNCES PROFITABLE FIRST QUARTER

    REPORTING 60% INCREASE IN FIRST QUARTER REVENUES AND 480% GAIN IN PROFITS

SAN RAMON, CA, FEBRUARY 24, 2004 - SBE, Inc. (NASDAQ:  SBEI), a leading provider
of  high  performance  OEM  network  connectivity  solutions,   today  announced
financial results for the first quarter ended January 31, 2004.

Net sales for the first quarter of fiscal 2004 were $3.0 million, compared with $1.9 million for the first quarter of fiscal 2003 and $2.2 million for the fourth quarter of fiscal 2003. Net income for the first quarter of fiscal 2004 is $527,000, or $0.11 and $0.09 per share, basic and diluted, respectively compared to net income of $91,000, or $0.02 per share, basic and diluted, for the same period last year.

SBE's gross profit margin for the first quarter of fiscal 2004 was 55% compared with 61% for the same quarter of fiscal 2003. The decrease in gross profit margin in fiscal 2004, compared to fiscal 2003 is partially due to the inclusion of $100,000 of non-cash intellectual property amortization expense in costs of goods sold in the first quarter of fiscal 2004. The Company's total operating expenses in the first quarter of fiscal 2004 were $1.1 million compared to operating expenses in the same quarter of fiscal 2003 of $1.0 million.

During the first quarter of fiscal 2004, William B. Heye, president and chief executive officer of SBE, used proceeds from the sale of SBE common stock that he owned to pay the remaining outstanding principal and interest balance of a loan from SBE. The loan was originated in 1998 and was due and payable on December 14, 2003. The Company's results reflect a benefit of $239,000 for the first quarter of fiscal 2004 related to the reversal of the loan reserve on the note from Mr. Heye taken in fiscal 2002. This benefit is included in total operating expense for the first quarter of fiscal 2004.


                                    - MORE -
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SBE ended the first  quarter of fiscal 2004 with a sales backlog of $3.6 million compared to $1.2 million at this time last year. "Our 200% increase in sales backlog between this last quarter and the same time last year is evidence that our existing customers are ramping up again and new design wins are moving into production," remarked Dan Grey, senior vice president of sales and marketing of SBE. We ended the quarter with working capital (current assets less current liabilities) of $4.9 million compared to $3.9 million at the end of fiscal 2003. No debt existed at either date.

"Our focus on pursuing new design wins, investing in strategic product development, and maintaining appropriate cost controls has resulted in a strong kick-off for fiscal 2004 with impressive gains in revenue and profits during this first quarter," commented Heye. "We are seeing design wins garnered during the economic downturn begin to generate increased revenues, in addition to a gradual ramp up from long-time, existing customers. While it is still an uphill battle for the communications market, we look forward to further growth as the markets continue to recover and customer demand rises."

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Refer to the cautionary statement at the end of this press release for a summary of the risks associated with forward-looking statements and where to find more information regarding such risks.

"Based on our current visibility into the state of our business and the overall marketplace, we expect revenue growth and profitability will continue during fiscal 2004. We anticipate net sales for fiscal 2004 to range between $12.0 million and $14.0 million and diluted earnings per share for the year will range between $0.17 and $0.30. Although we only provide guidance in terms of annual results, we will update our performance against this annual forecast on a quarterly basis. Based on our current sales activity, current backlog, and forecasts we are on plan. We remain committed to our strategy of maintaining profitability in the near term while positioning the organization for long-term growth," said Heye.

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"As part of our strategy to grow the company,  we will continue to maintain keen visibility on acquisition and investment opportunities that we believe offer synergy and value-add from a technology and business perspective. To this effect, we have proposed an increase in the number of authorized shares of Common Stock of the company. We used stock to fund the acquisition of Lan Media in fiscal 2000 and Antares Microsystems in fiscal 2003, and having adequate common stock resources available will allow us to act swiftly if and when accretive acquisition opportunities are identified in the future," continued Heye.

CONFERENCE CALL INFORMATION

SBE's first quarter conference call will be held Wednesday February 25, 2004 at 11:00 am Eastern Time / 8:00 am Pacific Time. To access the call, please dial
(800) 875-9124 and enter code number 5552969 or visit www.sbei.com approximately 10 minutes prior to the start of the call.

A replay of SBE's quarterly conference call will be available for three days. To access the replay, please dial (800) 642-1687 and enter code number 5552969. The replay can also be accessed via the company web site at www.sbei.com.

ABOUT SBE

SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based wide area network (WAN), local area network (LAN), and storage network interface cards (NICs), as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.

                                     - ### -

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about management's current estimates regarding net sales, gross margins and operating costs for the remainder of fiscal 2004, as well as statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.


                               - Tables Follow -

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SBE, INC.

CONDENSED  CONSOLIDATED  STATEMENTS  OF  OPERATIONS
FOR THE THREE  MONTHS ENDED JANUARY 31, 2004 AND 2003
(In thousands, except per share amounts)
(Unaudited)

                                                          Three months ended
                                                              January 31,
                                                        2004               2003
                                                      -------            -------
Net sales                                             $ 2,970            $ 1,861
Cost of sales                                           1,325                733
                                                      -------            -------
       Gross profit                                     1,645              1,128

Product research and development                          505                285
Sales and marketing                                       489                307
General and administrative                                364                441
Loan (benefit)                                           (239)                --
                                                      -------            -------

       Total operating expenses                         1,119              1,033
                                                      -------            -------

       Operating income                                   526                 95

Interest and other income                                   1                 --
                                                      -------            -------
       Income before income taxes                         527                 95

Provision for income taxes                                 --                  4
                                                      -------            -------

       Net income                                     $   527            $    91
                                                      =======            =======

Basic earnings per share                              $  0.11            $  0.02
                                                      =======            =======
Diluted earnings per share                            $  0.09            $  0.02
                                                      =======            =======

Basic - shares used
  in per share computations                             4,888              4,064
                                                      =======            =======
Diluted - shares used
  in per share computations                             6,120              4,082
                                                      =======            =======


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SBE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

                                                           January 31,      October 31,
                                                              2004             2003
                                                            --------         --------
Current assets:
    Cash and cash equivalents                               $    985         $  1,378
    Trade accounts receivable, net                             3,377            1,818
Inventories                                                    2,064            1,880
    Other                                                        540              240
                                                            --------         --------
          Total current assets                                 6,866            5,316

Property, plant and equipment, net                               365              289
Capitalized software costs, net                                  109              120
Intellectual property, net                                     1,020            1,122
Other                                                             28               28
                                                            --------         --------
          Total assets                                      $  8,388         $  6,975
                                                            ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                                  $  1,417         $    696
    Other accrued expenses                                       567              675
                                                            --------         --------
          Total current liabilities                            1,984            1,371

Other long-term liabilities                                       93              217
                                                            --------         --------
          Total liabilities                                    2,077            1,588
                                                            --------         --------

Stockholders' equity:
    Common stock                                              15,557           15,302
    Note receivable from stockholder                              --             (142)
    Accumulated deficit                                       (9,246)          (9,773)
                                                            --------         --------
          Total stockholders' equity                           6,311            5,387
                                                            --------         --------
          Total liabilities and stockholders' equity        $  8,388         $  6,975
                                                            ========         ========